Exhibit 10.2

Prudential Investment Management, Inc. (“PIM”)

The Prudential Insurance Company of America (“Prudential”)

Prudential Retirement Insurance and Annuity Company (“PRIAC”)

Each Prudential Affiliate under the Note Agreement referred to below

c/o Prudential Capital Group

Four Embarcadero Center, Suite 2700

San Francisco, California 94111

October 14, 2008

NORTHWEST PIPE COMPANY

5721 SE Columbia Way, Suite 200

Vancouver, Washington 98661

Re:	First Amendment and Limited Waiver to Amended and Restated Note Purchase and Private Shelf Agreement dated as of May 31, 2007

Ladies and Gentlemen:

Reference is made to the Amended and Restated Note Purchase and Private Shelf Agreement, dated as of May 31, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Note Agreement”), by and between Northwest Pipe Company, an Oregon corporation (the “Company”), on the one hand, and PIM, Prudential, PRIAC and each Prudential Affiliate (as therein defined) that becomes bound by certain provisions thereof (together with PIM, Prudential and PRIAC and their respective successors and Transferees, collectively, the “Purchasers”), on the other hand. Capitalized terms used and not otherwise defined herein shall have the meanings provided in the Note Agreement (after giving effect to any amendments of such terms in this letter agreement).

1. Certain Defaults. Pursuant to the request of the Company and the provisions of paragraph 11C of the Note Agreement, and subject to the terms and conditions of this letter agreement, the Purchasers hereby waive the Company’s breach of paragraph 5K of the Note Agreement caused by the Company failure to timely deliver a Most Favored Lender Notice to the holders of Notes relating to the modification of the Company’s tangible net worth covenant under the Bank Credit Agreement, effected by the first amendment thereto dated as of June 27, 2008.

2. Amendments. Pursuant to the request of the Company and the provisions of paragraph 11C of the Note Agreement, and subject to the terms and conditions of this letter agreement, the Purchasers hereby agree with the Company that the Note Agreement shall be amended as follows:

(a)	Paragraph 6A(1) is hereby amended and restated in its entirety as follow:

6A(1). Consolidated Total Debt to EBITDA Ratio.

The Company will not, at any time, permit the ratio of (i) Consolidated Total Debt at such time to (ii) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Company then most recently ended, to be greater than 4.00:1.00.

Northwest Pipe Company

October 14, 2008

(b)	Paragraph 6A(2) is hereby amended and restated in its entirety as follow:

6A(2). Consolidated Tangible Net Worth.

The Company will not, at any time, permit Consolidated Tangible Net Worth to be less than the sum of (i) $200,178,000, plus (ii) 50% of the consolidated net income of the Company and its Subsidiaries (but only if a positive number) for each fiscal quarter of the Company ended after June 30, 2008 through and including the most recently ended fiscal quarter of the Company at such time, plus (iii) 100% of the net proceeds from any Equity Offering of the Company consummated after June 30, 2008.

(c)	Paragraph 6A(4) is hereby amended and restated in its entirety as follow:

6A(4). Consolidated Senior Funded Debt to EBITDA Ratio.

The Company will not, at any time, permit the ratio of (i) Consolidated Senior Funded Debt at such time to (ii) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Company then most recently ended, to be greater than 3.50:1.00.

(d)	Clause (i) of paragraph 6D is hereby amended and restated in its entirety as follows:

(i) Debt in existence on October 14, 2008 and disclosed on Schedule 6D hereto;

(e)	Schedule 6D of the Note Agreement is hereby amended and restated in its entirety with the attached Schedule 6D hereto.

(f)	Clause (iii) of paragraph 6D is hereby amended and restated in its entirety as follows:

(iii) Debt secured by Purchase Money Liens (exclusive of any Debt described in clause (i) of this paragraph 6D); provided that the aggregate principal amount of such Debt (A) incurred during any year shall not exceed $15,000,000, and (B) shall not exceed $35,000,000 in the aggregate at any time;

(g)	Clause (v) of paragraph 6D is hereby amended and restated in its entirety as follows:

(v) Debt incurred under the Bank Credit Agreement and Guarantees of such Debt pursuant to the requirements thereof; provided that (a) the aggregate commitment amount thereunder and the aggregate principal amount of such Debt shall not, at any time, exceed $200,000,000, and (b) each obligor and lender thereof is party to, and such Debt is subject to, the terms of the Intercreditor Agreement;

Northwest Pipe Company

October 14, 2008

(h)	Clause (vii) of paragraph 6D is hereby amended and restated in its entirety as follows:

(vii) Other unsecured Debt not exceeding $150,000,000 in the aggregate; provided that any such unsecured Debt exceeding $25,000,000 shall be subordinated to the holders of Notes pursuant to a subordination agreement in form and substance satisfactory to such holders;

(i)	Clause (vii) of paragraph 6E is hereby amended and restated in its entirety as follows:

(vii) Liens in existence on October 14, 2008 and disclosed on Schedule 6E hereto;

(j)	Schedule 6E of the Note Agreement is hereby amended and restated in its entirety with the attached Schedule 6E hereto.

(k)	The defined term “Consolidated EBITDAR” appearing in paragraph 10B is hereby amended and restated in its entirety as follows:

“Consolidated EBITDAR” shall mean, (a) Consolidated EBITDA, plus (b) Lease Rentals for the period of four consecutive fiscal quarters of the Company ended on the date of determination.

(l)	The defined term “Consolidated Fixed Charges” appearing in paragraph 10B is hereby amended and restated in its entirety as follows:

“Consolidated Fixed Charges” shall mean in respect of the Company and the Subsidiaries, determined on a consolidated basis in accordance with GAAP, the sum of (a) consolidated interest expense for the period of four consecutive fiscal quarters ended on the date of determination, plus (b) consolidated current maturities of long-term debt (including Capitalized Lease Obligations) as set forth on the Company’s balance sheet on the date of determination, plus (c) Lease Rentals for the period of four consecutive fiscal quarters of the Company ended on the date of determination.

(m)	Clause (iii) of paragraph 11I of the Note Agreement is hereby amended and restated in its entirety as follows:

(iii) if to the Company, addressed to it at 5721 SE Columbia Way, Suite 200, Vancouver, Washington 98661, Fax No. 360-397-6257, Attention: Chief Financial Officer, with a copy to Greg Struxness, Esq., Ater Wynne LLP, 222 S.W. Columbia, Suite 1800, Portland, Oregon 97201, Fax No. 503-226-0079.

3. Limitation of Modifications. Each of the amendments, limited waivers and/or other modifications set forth in this letter agreement shall be limited precisely as written and shall not be deemed to be (a) an amendment, consent or waiver of any other terms or conditions of the Note Agreement or any other document related to the Note Agreement or (b) a consent to any future amendment, consent or waiver. Except as expressly set forth in this letter, the Note Agreement and the documents related to the Note Agreement shall continue in full force and effect.

Northwest Pipe Company

October 14, 2008

4. Representations and Warranties. The Company hereby represents and warrants as follows (both before and after giving effect to the effectiveness of this letter agreement): (a) no Event of Default has occurred and is continuing (or would result from the transactions contemplated by this letter agreement); (b) the Company’s execution, delivery and performance of the Note Agreement, as modified by this letter agreement, have been duly authorized by all necessary corporate and other action and do not and will not require any registration with, consent or approval of, or notice to or action by, any Person (including any governmental authority) in order to be effective and enforceable; (c) the Note Agreement, as modified by this letter agreement, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general application relating to or affecting the enforcement of creditors’ rights or by general principles of equity; and (d) each of the representations and warranties set forth in paragraph 8 of the Note Agreement is true, correct and complete as of the date hereof (except to the extent such representations and warranties expressly relate to another date, in which case such representations and warranties are true, correct and complete as of such other date).

5. Conditions to Effectiveness. This letter agreement shall become effective on the date on which: (a) the Purchasers shall have received a fully executed and delivered counterpart of this letter agreement executed by the Company; (b) the Purchasers shall have received a fully executed and delivered copy of each of (i) the second amendment to Bank Credit Agreement, (ii) the joinder agreement by U.S. Bank National Association to the Bank Credit Agreement, (iii) the first amendment to Intercreditor Agreement, and (iv) the joinder agreement by U.S. Bank National Association to the Intercreditor Agreement, with each of the foregoing in form and substance satisfactory to the Purchasers, and each of the conditions precedent in such amendments shall have been previously or concurrently satisfied; (c) the Collateral Agent shall have filed UCC amendment statements reflecting the Company’s change of address for each UCC financing statements filed against the Company in favor of the Collateral Agent; (d) the Company shall have paid to, or as directed by, PIM in immediately available funds an amendment fee equal to 0.10% of the principal amount outstanding on the Notes; and (e) the Company shall have paid Bingham McCutchen LLP in immediately available funds its accrued and unpaid legal fees and expenses.

6. Counterparts. This document may be executed in multiple counterparts, which together shall constitute a single document.

7. Governing Law. This letter agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the internal laws of the State of New York, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than such state.

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If you are in agreement with the foregoing, please sign the enclosed counterpart of this letter in the space indicated below and return it to the Purchasers at the above address whereupon, subject to the conditions expressed herein, it shall become a binding agreement between the Company, on the one hand, and the Purchasers, on the other hand.

Sincerely,

PURCHASERS

PRUDENTIAL INVESTMENT MANAGEMENT, INC.

By:
Title:	Vice President

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:
Title:	Vice President

PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY

By:	PRUDENTIAL INVESTMENT MANAGEMENT, INC., AS INVESTMENT MANAGER

By:
Title:	Vice President

Accepted and agreed to as of the date first appearing above:

NORTHWEST PIPE COMPANY, an Oregon corporation

By:
Name:	Brian W. Dunham
Title:	President and Chief Executive Officer

SCHEDULE 6D

Existing Indebtedness:

Debt	Amount
Capital Lease - Industrial Revenue Bond - GE Capital Public Finance, maturing July 1, 2016	$3,312,735
Capital Lease - Wells Fargo, maturing February 1, 2013	$879,567
Prudential Term Note Series A, maturing February 25, 2014	$12,857,143
Prudential Term Note Series B, maturing June 21, 2014	$9,000,000
Prudential Term Note Series C, maturing October 26, 2014	$10,000,000
Prudential Term Note Series D, maturing January 24, 2015	$4,500,000
Total indebtedness excluding bank line	$40,549,445

SCHEDULE 6E

Existing Liens

Liens securing Capitalized Lease Obligations described on Schedule 6D which Liens encumber solely the leased equipment and the proceeds thereof.